Exhibit 23
                                                            TO NUCOR CORPORATION
                                                            1997 FORM 10-K

COOPERS & LYBRAND L.L.P.
NationsBank Corporate Center
100 North Tryon Street
Suite 3400
Charlotte, North Carolina  28202




                       Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Nucor Corporation on Form S-8, Numbers 2-84117 (including 2-50058), 2-51735, 33-27120 (including 2-55941 and 2-69914), and 33-56649, and Form S-3, Number
33-47313, of our report dated February 3, 1998, on our audits of the consolidated financial statements of Nucor Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.

Charlotte, North Carolina
March 23, 1998